IMAX CORPORATION

EXHIBIT 10.37

FIFTH AMENDING AGREEMENT

This Amendment to Employment Agreement dated as of December 31st , 2007 (the “Amending Agreement”) is made between:

IMAX CORPORATION, a corporation incorporated under the laws of Canada (hereinafter referred to as the “Company”),

and

ROBERT D. LISTER (the “Executive”)

WHEREAS, the Company wishes to enter into this Amending Agreement to amend and extend the Employment Agreement dated as of May 17, 1999 between Imax Ltd, the Company and Executive, as modified and amended by those Amending Agreements dated as of April 4, 2001, January 1, 2004, February 14th, 2006 and October 5th, 2006 (together, the “Agreement”), whereunder the Executive provides services to the Company, and the Executive wishes to so continue such engagement, as hereinafter set forth;

AND WHEREAS, on January 1, 2001 Imax Ltd. assigned all of its rights and obligations pursuant to the Agreement to the Company, and the Executive has consented to such assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective on January 1, 2008 the Executive’s Title will be Senior Executive Vice President and General Counsel.

2. Section 1.3 of the Agreement shall be deleted and replaced with the following:

“Section 1.3 Term of Employment. The Employee’s employment under this Agreement commenced on the 17th day of May, 1999 (the “Commencement Date”) and shall terminate on the earlier of (i) January 1, 2010, or (ii) the termination of the Employee’s employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on January 1, 2010 or such later date to which the term of the Employee’s employment under this Agreement shall have been extended is hereinafter referred to as the “Employment Term.”

3. Section 2.1 of the Agreement shall be deleted and replaced with the following:

“Section 2.1 Base Salary. Effective January 1, 2008, the Executive’s Base Salary shall be US$442,497. The Executive’s Base Salary shall be subject to review in connection with his performance review in 2009.”

4. Incentive Compensation. On the later of : (a) December 31st, 2007 and (b) if, on December 31st, 2007, the Company has material information which has not been publicly disclosed, the date which is fifteen (15) days after the date on which such information is publicly disclosed, the Executive shall be granted 120,000 stock appreciation rights (“SARs”) which shall entitle the Executive to receive in cash from the Company any increase in the fair market value of the common shares of the Company from the fair market value thereof on the date hereof to the date of exercise of the SARs. 60,000 SARs shall vest on each of December 31, 2008 and December 31, 2009. All SARs will have a 10-year term, commencing on the date of grant and, to the extent applicable, the SARs shall be governed by the provisions of the Stock Option Plan of the Company (the “Plan”), including for greater certainty, the provisions relating to the calculation of the fair market value of common shares of the Company, resignation or termination; provided, however, that to the extent any provisions of the Plan conflict with provisions of the Agreement, the provisions of the Agreement shall apply. The vesting of all SARs shall be accelerated upon a “change of control” as defined in the Agreement and shall be governed, to the extent applicable, by any other provisions in the Agreement regarding change of control. At any time and from time to time after vesting, but subject to the insider trading policy of the Company in effect at that time which shall apply to the SARs as if they were securities covered thereby, the Executive shall be entitled to exercise some or all of the vested SARs by delivering notice of exercise in writing to one of the Chief Executive Officers of the Company. Within 10 business days after receipt of such notice in writing, the Company shall pay to the Executive the amount by which the fair market value of the common shares of the Company has increased from the fair market value on the date of grant to the fair market value on the date of such notice, net of any applicable withholdings and any other amounts owing at that time by the Executive to the Company. Notwithstanding anything to the contrary contained herein, the Company shall have the right but not the obligation to cancel at any time all, or from time to time any part, of the SARs, in any case upon notice in writing to the Executive and to replace the cancelled SARs with a grant of stock options under the Plan (the “Options”) provided that (i) such Options have no less favorable (to the Executive) material terms and conditions as, and are in such number as are of equivalent value to, the cancelled SARs, and (ii) the Company cannot replace cancelled SARs with stock options if such options have a higher exercise price than the fair market value of the common shares of the Company on December 31, 2007.

The SARs (Options) granted hereunder shall otherwise be treated in accordance with the terms of Section 2.3 of the Agreement.

Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Amending Agreement on this 31st day of December, 2007.

IMAX CORPORATION

	By:	“Bradley J. Wechsler”
		Name:	Bradley J. Wechsler
		Title:	Co-Chief Executive Officer

	By:	“G. Mary Ruby”
		Name:	G. Mary Ruby
		Title:	Senior Vice President, Legal Affairs and Corporate Secretary

SIGNED, SEALED AND DELIVERED	EXECUTIVE:
in the presence of:

“Mary Barto”	“Robert D. Lister”
Witness	Robert D. Lister